Pricing Supplement dated December 20, 2023
Filed Pursuant to Rule 424(b)(2)
Registration Statement No. 333-262557
(To Product Supplement MLN-WF-1 dated August 31, 2022
and Prospectus dated March 4, 2022)

The Toronto-Dominion Bank Senior Debt Securities, Series E ETF Linked Securities
Market Linked Securities—Leveraged Upside Participation and 1-to-1 Downside Exposure Principal at Risk Securities Linked to the iShares® 20+ Year Treasury Bond ETF due June 24, 2027
■       Linked to the iShares® 20+ Year Treasury Bond ETF (the “Fund”)
■       Unlike ordinary debt securities, the securities do not pay interest or repay a fixed amount of principal at maturity. Instead, the securities provide for a maturity payment amount that may be greater than, equal to or less than the face amount of the securities, depending on the performance of the Fund from its starting price to its ending price. The maturity payment amount will reflect the following terms:
■       If the price of the Fund increases, you will receive the face amount plus a positive return equal to 150% of the percentage increase in the price of the Fund from the starting price
■        If the price of the Fund decreases you will have full downside exposure to the decrease in the price of the Fund from the starting price, and you will lose some, and possibly all, of the face amount of your securities
■    Investors may lose some, and possibly all, of the face amount
■    All payments on the securities are subject to the credit risk of The Toronto-Dominion Bank (the “Bank”)
■    No periodic interest payments or dividends
■    No exchange listing; designed to be held to maturity

The estimated value of the securities at the time the terms of your securities were set on the pricing date was $933.20 per security, as discussed further under “Selected Risk Considerations— Risks Relating to the Estimated Value of the Securities and Any Secondary Market” beginning on page P-9 and “Estimated Value of the Securities” herein. The estimated value is less than the original offering price of the securities.
The securities have complex features and investing in the securities involves risks not associated with an investment in conventional debt securities. See “Selected Risk Considerations” beginning on page P-8 herein and “Risk Factors” beginning on page PS-6 of the accompanying product supplement and on page 1 of the accompanying prospectus.
The securities are senior unsecured debt obligations of the Bank, and, accordingly, all payments are subject to credit risk. The securities are not insured by the Canada Deposit Insurance Corporation pursuant to the Canada Deposit Insurance Corporation Act (the “CDIC Act”) or the U.S. Federal Deposit Insurance Corporation or any other governmental agency of Canada, the United States or any other jurisdiction.
Neither the Securities and Exchange Commission nor any state securities commission or other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this pricing supplement or the accompanying product supplement and prospectus. Any representation to the contrary is a criminal offense.
	Original Offering Price	Agent Discount(1)	Proceeds to The Toronto-Dominion Bank
Per Security	$1,000.00	$26.08	$973.92
Total	$2,375,000.00	$61,940.00	$2,313,060.00
(1)
The Agents will receive a commission of $26.08 (2.608%) per security and will use all of that commission to allow selling concessions to other dealers in connection with the distribution of the securities. The Agents may resell the securities to other securities dealers at the original offering price less a concession of $22.50 (2.25%) per security. Such securities dealers may include Wells Fargo Advisors (“WFA”, the trade name of the retail brokerage business of Wells Fargo Clearing Services, LLC and Wells Fargo Advisors Financial Network, LLC), an affiliate of Wells Fargo Securities, LLC (“Wells Fargo Securities”). The other dealers may forgo, in their sole discretion, some or all of their selling concessions. In addition to the selling concession allowed to WFA, Wells Fargo Securities will pay $0.75 (0.075%) per security of the agent discount to WFA as a distribution expense fee for each security sold by WFA. The Bank will reimburse TD Securities (USA) LLC (“TDS”) for certain expenses in connection with its role in the offer and sale of the securities, and the Bank will pay TDS a fee in connection with its role in the offer and sale of the securities. In respect of certain securities sold in this offering, we will pay a fee of up to $2.50 per security to selected securities dealers in consideration for marketing and other services in connection with the distribution of the securities to other securities dealers. See “Terms of the Securities—Agents” herein and “Supplemental Plan of Distribution (Conflicts of Interest) –Selling Restrictions” in the accompanying product supplement.

TD Securities (USA) LLC	Wells Fargo Securities

Market Linked Securities—Leveraged Upside Participation and 1-to-1 Downside Exposure Principal at Risk Securities Linked to the iShares® 20+ Year Treasury Bond ETF due June 24, 2027
Terms of the Securities

Issuer:	The Toronto-Dominion Bank (the “Bank”).
Market Measure:	iShares® 20+ Year Treasury Bond ETF (the “Fund”).
Fund Underlying Index:	With respect to the Fund, the ICE® U.S. Treasury 20+ Year Bond Index
Pricing Date:	December 20, 2023.
Issue Date:	December 26, 2023.
Original Offering Price:	$1,000 per security.
Face Amount:	$1,000 per security. References in this pricing supplement to a “security” are to a security with a face amount of $1,000.
Maturity Payment Amount:
On the stated maturity date, you will be entitled to receive a cash payment per security in U.S. dollars equal to the maturity payment amount. The “maturity payment amount” per security will equal:

•  if the ending price is greater than the starting price: $1,000 plus:
$1,000 × fund return × upside participation rate;
•  if the ending price is less than or equal to the starting price:
$1,000 + ($1,000 × fund return)

If the ending price is less than the starting price, you will have full downside exposure to the decrease in the price of the Fund from the starting price and will lose some, and possibly all, of the face amount of your securities at maturity.

Stated Maturity Date:	June 24, 2027, subject to postponement. The securities are not subject to redemption by the Bank or repayment at the option of any holder of the securities prior to the stated maturity date.
Starting Price:	$99.56, the fund closing price of the Fund on the pricing date.
Fund Closing Price:
The fund closing price, closing price and adjustment factor have the meanings set forth under “General Terms of the Securities—Certain Terms for Securities Linked to a Fund—Certain Definitions” in the accompanying product supplement.

Ending Price:	The “ending price” will be the fund closing price of the Fund on the calculation day.
Upside Participation Rate:	150%.
Fund Return:	The “fund return” is the percentage change from the starting price to the ending price, measured as follows: ending price – starting price starting price
Calculation Day:	June 21, 2027, subject to postponement.

Market Linked Securities—Leveraged Upside Participation and 1-to-1 Downside Exposure Principal at Risk Securities Linked to the iShares® 20+ Year Treasury Bond ETF due June 24, 2027
Market Disruption Events and Postponement Provisions:
The calculation day is subject to postponement due to non-trading days and the occurrence of a market disruption event. In addition, the stated maturity date will be postponed if the calculation day is postponed and will be adjusted for non-business days.

For more information regarding adjustments to the calculation day and the stated maturity date, see “General Terms of the Securities—Consequences of a Market Disruption Event; Postponement of a Calculation Day—Securities Linked to a Single Market Measure” and “—Payment Dates” in the accompanying product supplement. In addition, for information regarding the circumstances that may result in a market disruption event, see “General Terms of the Securities—Certain Terms for Securities Linked to a Fund—Market Disruption Events” in the accompanying product supplement.

Calculation Agent:	The Bank
U.S. Tax Treatment:
By purchasing the securities, you agree, in the absence of a statutory or regulatory change or an administrative determination or judicial ruling to the contrary, to treat the securities, for U.S. federal income tax purposes, as prepaid derivative contracts that are “open transactions” with respect to the Fund. Based on certain factual representations received from us, our special U.S. tax counsel, Fried, Frank, Harris, Shriver & Jacobson LLP, is of the opinion that it would be reasonable to treat the securities in the manner described above. However, because there is no authority that specifically addresses the tax treatment of the securities, it is possible that your securities could alternatively be treated for tax purposes as a single contingent payment debt instrument or pursuant to some other characterization, such that the timing and character of your income from the securities could differ materially and adversely from the treatment described above, as described further under “Material U.S. Federal Income Tax Consequences” herein and in the product supplement. An investment in the securities is not appropriate for non-U.S. holders, and we will not attempt to ascertain the tax consequences to non-U.S. holders of the purchase, ownership or disposition of the securities.

Canadian Tax Treatment:	Please see the discussion in the product supplement under “Supplemental Discussion of Canadian Tax Consequences,” which applies to the securities.
Agents:
TD Securities (USA) LLC and Wells Fargo Securities, LLC.
The Agents will receive a commission of $26.08 (2.608%) per security and will use all of that commission to allow selling concessions to other dealers in connection with the distribution of the securities. The Agents may resell the securities to other securities dealers at the original offering price less a concession of $22.50 (2.25%) per security. Such securities dealers may include WFA. In addition to the selling concession allowed to WFA, Wells Fargo Securities will pay $0.75 (0.075%) per security of the agent discount to WFA as a distribution expense fee for each security sold by WFA.
In addition, in respect of certain securities sold in this offering, we will pay a fee of up to $2.50 per security to selected securities dealers in consideration for marketing and other services in connection with the distribution of the securities to other securities dealers. We or one of our affiliates will also pay a fee to iCapital Markets LLC, who is acting as a dealer in connection with the distribution of the securities.
The price at which you purchase the securities includes costs that the Bank, the Agents or their respective affiliates expect to incur and profits that the Bank, the Agents or their respective affiliates expect to realize in connection with hedging activities related to the securities, as set forth above. These costs and profits will likely reduce the secondary market price, if any secondary market develops, for the securities. As a result, you may experience an immediate and substantial decline in the market value of your securities on the pricing date. See “Selected Risk Considerations — Risks Relating To The Estimated Value Of The Securities And Any Secondary Market — The Agent Discount, Offering Expenses And Certain Hedging Costs Are Likely To Adversely Affect Secondary Market Prices” in this pricing supplement.

Listing:	The securities will not be listed or displayed on any securities exchange or electronic communications network
Canadian Bail-in:	The securities are not bail-inable debt securities under the CDIC Act
Denominations:	$1,000 and any integral multiple of $1,000.
CUSIP / ISIN:	89115FKY6 / US89115FKY69

Market Linked Securities—Leveraged Upside Participation and 1-to-1 Downside Exposure Principal at Risk Securities Linked to the iShares® 20+ Year Treasury Bond ETF due June 24, 2027
Additional Information about the Issuer and the Securities
You should read this pricing supplement together with product supplement MLN-WF-1 dated August 31, 2022 and the prospectus dated March 4, 2022 for additional information about the securities. Information included in this pricing supplement supersedes information in the product supplement and prospectus to the extent it is different from that information. Certain defined terms used but not defined herein have the meanings set forth in the product supplement or prospectus. In the event of any conflict, the following hierarchy will govern: first, this pricing supplement; second, the product supplement; and last, the prospectus. The securities may vary from the terms described in the accompanying product supplement and prospectus in several important ways. You should read this pricing supplement, including the documents incorporated herein, carefully.
You may access the product supplement and prospectus on the SEC website www.sec.gov as follows (or if such address has changed, by reviewing our filing for the relevant date on the SEC website):
•	Product Supplement MLN-WF-1 dated August 31, 2022:
http://www.sec.gov/Archives/edgar/data/0000947263/000114036122031647/brhc10041395_424b3.htm
•	Prospectus dated March 4, 2022:
http://www.sec.gov/Archives/edgar/data/947263/000119312522066245/d203088d424b3.htm
Our Central Index Key, or CIK, on the SEC website is 0000947263. As used in this pricing supplement, the “Bank,” “we,” “us,” or “our” refers to The Toronto-Dominion Bank and its subsidiaries.
We reserve the right to change the terms of, or reject any offer to purchase, the securities prior to their issuance. In the event of any changes to the terms of the securities, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes, in which case we may reject your offer to purchase.

Market Linked Securities—Leveraged Upside Participation and 1-to-1 Downside Exposure Principal at Risk Securities Linked to the iShares® 20+ Year Treasury Bond ETF due June 24, 2027
Estimated Value of the Securities
The final terms for the securities were determined on the pricing date, as indicated under “Terms of the Securities” herein, based on prevailing market conditions on the pricing date, and are set forth in this pricing supplement.
The economic terms of the securities are based on our internal funding rate (which is our internal borrowing rate based on variables such as market benchmarks and our appetite for borrowing), and several factors, including any sales commissions expected to be paid to TDS or another affiliate of ours, any selling concessions, discounts, commissions or fees expected to be allowed or paid to non-affiliated intermediaries, the estimated profit that we or any of our affiliates expect to earn in connection with structuring the securities, estimated costs which we may incur in connection with the securities and an estimate of the difference between the amounts we pay to an affiliate of Wells Fargo Securities and the amounts that an affiliate of Wells Fargo Securities pays to us in connection with hedging your securities as described further under “Terms of the Securities—Agents” herein and “Risk Factors—Risks Relating To Hedging Activities And Conflicts Of Interest” in the accompanying product supplement. Because our internal funding rate generally represents a discount from the levels at which our benchmark debt securities trade in the secondary market, the use of an internal funding rate for the securities rather than the levels at which our benchmark debt securities trade in the secondary market is expected to have had an adverse effect on the economic terms of the securities.
On the cover page of this pricing supplement, we have provided the estimated value for the securities. The estimated value was determined by reference to our internal pricing models which take into account a number of variables and are based on a number of assumptions, which may or may not materialize, typically including volatility, interest rates (forecasted, current and historical rates), price-sensitivity analysis, time to maturity of the securities, and our internal funding rate. For more information about the estimated value, see “Selected Risk Considerations — Risks Relating To The Estimated Value Of The Securities And Any Secondary Market” herein. Because our internal funding rate generally represents a discount from the levels at which our benchmark debt securities trade in the secondary market, the use of an internal funding rate for the securities rather than the levels at which our benchmark debt securities trade in the secondary market is expected, assuming all other economic terms are held constant, to increase the estimated value of the securities. For more information see the discussion under “Selected Risk Considerations — Risks Relating To The Estimated Value Of The Securities And Any Secondary Market — The Estimated Value Of Your Securities Is Based On Our Internal Funding Rate.”
Our estimated value of the securities is not a prediction of the price at which the securities may trade in the secondary market, nor will it be the price at which the Agents may buy or sell the securities in the secondary market. Subject to normal market and funding conditions, the Agents or another affiliate of ours intends to offer to purchase the securities in the secondary market but it is not obligated to do so.
Assuming that all relevant factors remain constant after the pricing date, the price at which the Agents may initially buy or sell the securities in the secondary market, if any, may exceed our estimated value on the pricing date for a temporary period expected to be approximately four months after the issue date because, in our discretion, we may elect to effectively reimburse to investors a portion of the estimated cost of hedging our obligations under the securities and other costs in connection with the securities which we will no longer expect to incur over the term of the securities. We made such discretionary election and determined this temporary reimbursement period on the basis of a number of factors, including the tenor of the securities and any agreement we may have with the distributors of the securities. The amount of our estimated costs which we effectively reimburse to investors in this way may not be allocated ratably throughout the reimbursement period, and we may discontinue such reimbursement at any time or revise the duration of the reimbursement period after the issue date of the securities based on changes in market conditions and other factors that cannot be predicted.
We urge you to read the “Selected Risk Considerations” in this pricing supplement.

Market Linked Securities—Leveraged Upside Participation and 1-to-1 Downside Exposure Principal at Risk Securities Linked to the iShares® 20+ Year Treasury Bond ETF due June 24, 2027
Investor Considerations
The securities are not appropriate for all investors. The securities may be an appropriate investment for investors who:
◾	seek 150% exposure to the upside performance of the Fund if the ending price is greater than or equal to the starting price;
◾
are willing to accept the risk that, if the ending price is less than the starting price, they will be fully exposed to the decrease of price of the Fund from the starting price and will lose some, and possibly all, of the face amount per security at maturity;

◾	are willing to forgo interest payments on the securities and dividends on the shares of the Fund and the securities held by the Fund; and
◾	are willing to hold the securities until maturity.
The securities may not be an appropriate investment for investors who:
◾	seek a liquid investment or are unable or unwilling to hold the securities to maturity;
◾	are unwilling to accept the risk that the ending price of the Fund may decrease from the starting price;
◾	seek full return of the face amount of the securities at stated maturity;
◾	are unwilling to purchase securities with an estimated value as of the pricing date that is lower than the original offering price;
◾	seek current income;
◾	are unwilling to accept the risk of exposure to the Fund;
◾	seek exposure to the Fund but are unwilling to accept the risk/return trade-offs inherent in the maturity payment amount for the securities;
◾	are unwilling to accept the credit risk of the Bank; or
◾	prefer the lower risk of conventional fixed income investments with comparable maturities issued by companies with comparable credit ratings.

The considerations identified above are not exhaustive. Whether or not the securities are an appropriate investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the appropriateness of an investment in the securities in light of your particular circumstances. You should also review carefully the “Selected Risk Considerations” herein and the “Risk Factors” in the accompanying product supplement for risks related to an investment in the securities. For more information about the Fund, please see the section titled “Information Regarding the Fund” below.

Market Linked Securities—Leveraged Upside Participation and 1-to-1 Downside Exposure Principal at Risk Securities Linked to the iShares® 20+ Year Treasury Bond ETF due June 24, 2027
Determining Payment at Stated Maturity
On the stated maturity date, you will receive a cash payment per security (the maturity payment amount) calculated as follows:

Market Linked Securities—Leveraged Upside Participation and 1-to-1 Downside Exposure Principal at Risk Securities Linked to the iShares® 20+ Year Treasury Bond ETF due June 24, 2027
Selected Risk Considerations
The securities have complex features and investing in the securities will involve risks not associated with an investment in conventional debt securities. Some of the risks that apply to an investment in the securities are summarized below, but we urge you to read the more detailed explanation of the risks relating to the securities generally in the “Risk Factors” section of the accompanying product supplement. You should reach an investment decision only after you have carefully considered with your advisors the appropriateness of an investment in the securities in light of your particular circumstances.
Risks Relating To The Securities Generally
If The Ending Price Is Less Than The Starting Price, You Will Lose Some, And Possibly All, Of The Face Amount Of Your Securities At Maturity.
We will not repay you a fixed amount on the securities on the stated maturity date. The maturity payment amount will depend on the direction of and percentage change in the ending price of the Fund relative to the starting price and the other terms of the securities. Because the price of the Fund will be subject to market fluctuations, the maturity payment amount may be more or less, and possibly significantly less, than the face amount of your securities.
If the ending price is less than the starting price, the maturity payment amount will be less than the face amount and you will have full downside exposure to the decrease in the price of the Fund from the starting price, resulting in a loss of 1% of the face amount for every 1% decline in the Fund. As a result, if the ending price is less than the starting price, you will lose some, and possibly all, of the face amount per security at maturity. This is the case even if the price of the Fund is greater than or equal to the starting price at certain times during the term of the securities.
Even if the ending price is greater than the starting price, the maturity payment amount may only be slightly greater than the face amount, and your yield on the securities may be less than the yield you would earn if you bought a traditional interest-bearing debt security of the Bank or another issuer with a similar credit rating with the same stated maturity date.
The Securities Provide Exposure Solely To The Fund’s Price Performance, Which Excludes All Of The Fund’s Distributions Of Interest Payments And, Therefore, An Investment In The Securities Involves Different Considerations Than A Direct Investment In The Fund.
The securities provide exposure to the price performance of the Fund, not its yield performance.  The “price performance” of the Fund will depend solely on changes in the value of the bonds held by the Fund (as reflected in the Fund’s market price) and will exclude all distributions by the Fund of any interest payments on those bonds.  By contrast, the overall performance of a direct investment in the Fund would reflect changes in the value of the bonds held by the Fund as well as interest payments on those bonds.  We refer to the overall performance of a direct investment in the Fund, taking into account changes in bond values as well as interest payments, as its “yield performance”.
In stable market conditions (i.e., conditions with stable interest rates and credit risks, resulting in stable bond values), the overall return on a direct investment in the Fund would be expected to be attributable primarily, if not solely, to distributions by the Fund of interest payments on the bonds held by the Fund.  In these conditions, the yield performance of the Fund would be positive, but its price performance, which is the performance relevant to the securities, would be roughly zero. The price performance of the Fund would be expected to be positive only if market conditions that affect bond values change in a direction that is favorable to bond values. The most significant market conditions affecting bond values are prevailing market interest rates and credit risk.  In general, bond values rise when prevailing market interest rates fall and/or when perceptions of issuer creditworthiness improve. Therefore, in order for the Fund to have positive price performance, and in order for the securities to produce a positive return, prevailing market interest rates would need to fall and/or the perceived creditworthiness of the United States would need to improve over the term of the securities (in each case without a countervailing unfavorable movement by any other relevant factor). If neither of these circumstances comes to pass, the Fund is unlikely to have positive price performance, and if the opposite circumstances occur (i.e., if prevailing market interest rates rise and/or the perceived creditworthiness of the United States deteriorates), the price performance of the Fund is likely to be negative. In any such case, the price performance of the Fund may be zero or negative even though the yield performance of the Fund over the same period is positive.
No Periodic Interest Will Be Paid On The Securities.
No periodic payments of interest will be made on the securities.  However, if the agreed-upon tax treatment is successfully challenged by the Internal Revenue Service (the “IRS”), you may be required to recognize taxable income over the term of the securities.  You should review the section of this pricing supplement entitled “Material U.S. Federal Income Tax Consequences”.

Market Linked Securities—Leveraged Upside Participation and 1-to-1 Downside Exposure Principal at Risk Securities Linked to the iShares® 20+ Year Treasury Bond ETF due June 24, 2027
Risks Relating To An Investment In the Bank’s Debt Securities, Including The Securities
Investors Are Subject To The Bank’s Credit Risk, And The Bank’s Credit Ratings And Credit Spreads May Adversely Affect The Market Value Of The Securities.
Although the return on the securities will be based on the performance of the Fund, the payment of any amount due on the securities is subject to the Bank’s credit risk. The securities are the Bank’s senior unsecured debt obligations. Investors are dependent on the Bank’s ability to pay all amounts due on the securities on the stated maturity date and, therefore, investors are subject to the credit risk of the Bank and to changes in the market’s view of the Bank’s creditworthiness. Any decrease in the Bank’s credit ratings or increase in the credit spreads charged by the market for taking the Bank’s credit risk is likely to adversely affect the market value of the securities. If the Bank becomes unable to meet its financial obligations as they become due, investors may not receive any amounts due under the terms of the securities.
Risks Relating To The Estimated Value Of The Securities And Any Secondary Market
The Estimated Value Of Your Securities Is Less Than The Original Offering Price Of Your Securities.
The estimated value of your securities is less than the original offering price of your securities. The difference between the original offering price of your securities and the estimated value of the securities reflects costs and expected profits associated with selling and structuring the securities, as well as hedging our obligations under the securities. Because hedging our obligations entails risks and may be influenced by market forces beyond our control, this hedging may result in a profit that is more or less than expected, or a loss.
The Estimated Value Of Your Securities Is Based On Our Internal Funding Rate.
The estimated value of your securities  is determined by reference to our internal funding rate. The internal funding rate used in the determination of the estimated value of the securities generally represents a discount from the credit spreads for our conventional, fixed-rate debt securities and the borrowing rate we would pay for our conventional, fixed-rate debt securities. This discount is based on, among other things, our view of the funding value of the securities as well as the higher issuance, operational and ongoing liability management costs of the securities in comparison to those costs for our conventional, fixed-rate debt, as well as estimated financing costs of any hedge positions, taking into account regulatory and internal requirements. If the interest rate implied by the credit spreads for our conventional, fixed-rate debt securities, or the borrowing rate we would pay for our conventional, fixed-rate debt securities were to be used, we would expect the economic terms of the securities to be more favorable to you. Additionally, assuming all other economic terms are held constant, the use of an internal funding rate for the securities is expected to increase the estimated value of the securities at any time.
The Estimated Value Of The Securities Is Based On Our Internal Pricing Models, Which May Prove To Be Inaccurate And May Be Different From The Pricing Models Of Other Financial Institutions.
The estimated value of your securities is based on our internal pricing models, which take into account a number of variables, such as our internal funding rate on the pricing date, and are based on a number of subjective assumptions, which are not evaluated or verified on an independent basis and may or may not materialize. Further, our pricing models may be different from other financial institutions’ pricing models and the methodologies used by us to estimate the value of the securities may not be consistent with those of other financial institutions that may be purchasers or sellers of the securities in the secondary market. As a result, the secondary market price of your securities may be materially less than the estimated value of the securities determined by reference to our internal pricing models. In addition, market conditions and other relevant factors in the future may change, and any assumptions may prove to be incorrect.
The Estimated Value Of Your Securities Is Not A Prediction Of The Prices At Which You May Sell Your Securities In The Secondary Market, If Any, And Such Secondary Market Prices, If Any, Will Likely Be Less Than The Original Offering Price Of Your Securities And May Be Less Than The Estimated Value Of Your Securities.
The estimated value of the securities is not a prediction of the prices at which the Agents, other affiliates of ours or third parties may be willing to purchase the securities from you in secondary market transactions (if they are willing to purchase, which they are not obligated to do). The price at which you may be able to sell your securities in the secondary market at any time, if any, may be based on pricing models that differ from our pricing models and will be influenced by many factors that cannot be predicted, such as market conditions and any bid and ask spread for similar sized trades, and may be substantially less than our estimated value of the securities. Further, as secondary market prices of your securities take into account the levels at which our debt securities trade in the secondary market and do not take into account our various costs and expected profits associated with selling and structuring the securities, as well as hedging our obligations under the securities, secondary market prices of your securities will likely be less than the original offering price of your securities. As a result, the price at which the Agents, other affiliates of ours or third parties may be willing to purchase the securities from you in secondary market transactions, if any, will likely be less than the price you paid for your securities, and any sale prior to the stated maturity date could result in a substantial loss to you.
The Temporary Price At Which We May Initially Buy The Securities In The Secondary Market May Not Be Indicative Of Future Prices Of Your Securities.
Assuming that all relevant factors remain constant after the pricing date, the price at which the Agents may initially buy or sell the securities in the secondary market (if the Agents make a market in the securities, which they are not obligated to do) may exceed the estimated value of the securities on the pricing date, as well as the secondary market value of the securities, for a temporary period after

Market Linked Securities—Leveraged Upside Participation and 1-to-1 Downside Exposure Principal at Risk Securities Linked to the iShares® 20+ Year Treasury Bond ETF due June 24, 2027
the pricing date of the securities, as discussed further under “Estimated Value of the Securities”. The price at which the Agents may initially buy or sell the securities in the secondary market may not be indicative of future prices of your securities.
The Agent Discount, Offering Expenses And Certain Hedging Costs Are Likely To Adversely Affect Secondary Market Prices.
Assuming no changes in market conditions or any other relevant factors, the price, if any, at which you may be able to sell the securities will likely be less than the original offering price. The original offering price includes, and any price quoted to you is likely to exclude, the underwriting discount paid in connection with the initial distribution, offering expenses as well as the cost of hedging our obligations under the securities. In addition, any such price is also likely to reflect dealer discounts, mark-ups and other transaction costs, such as a discount to account for costs associated with establishing or unwinding any related hedge transaction. In addition, because an affiliate of Wells Fargo Securities is to conduct hedging activities for us in connection with the securities, that affiliate may profit in connection with such hedging activities and such profit, if any, will be in addition to the compensation that the dealer receives for the sale of the securities to you. You should be aware that the potential to earn fees in connection with hedging activities may create a further incentive for the dealer to sell the securities to you in addition to the compensation they would receive for the sale of the securities.
There May Not Be An Active Trading Market For The Securities — Sales In The Secondary Market May Result In Significant Losses.
There may be little or no secondary market for the securities. The securities will not be listed or displayed on any securities exchange or any electronic communications network. The Agents and their respective affiliates may make a market for the securities; however, they are not required to do so. The Agents and their respective affiliates may stop any market-making activities at any time. Even if a secondary market for the securities develops, it may not provide significant liquidity or trade at prices advantageous to you. We expect that transaction costs in any secondary market would be high. As a result, the difference between bid and ask prices for your securities in any secondary market could be substantial.
If you sell your securities before the stated maturity date, you may have to do so at a substantial discount from the principal amount irrespective of the price of the Fund, and as a result, you may suffer substantial losses.
If The Price Of The Fund Changes, The Market Value Of Your Securities May Not Change In The Same Manner.
Your securities may trade quite differently from the performance of the Fund. Changes in the price of the Fund may not result in a comparable change in the market value of your securities. Even if the price of the Fund increases above its starting price during the term of the securities, the market value of your securities may not increase by the same amount and could decline.

Market Linked Securities—Leveraged Upside Participation and 1-to-1 Downside Exposure Principal at Risk Securities Linked to the iShares® 20+ Year Treasury Bond ETF due June 24, 2027
Risks Relating To The Fund
The Maturity Payment Amount Will Depend Upon The Performance Of The Fund And Therefore The Securities Are Subject To The Following Risks, Each As Discussed In More Detail In The Accompanying Product Supplement.
•
Investing In The Securities Is Not The Same As Investing In The Fund. Investing in the securities is not equivalent to investing in the Fund. As an investor in the securities, your return will not reflect the return you would realize if you actually owned and held the securities held by the Fund for a period similar to the term of the securities because you will not receive any dividend payments, distributions or any other payments paid on those securities. As a holder of the securities, you will not have any voting rights or any other rights that holders of the securities held by the Fund would have.

•	Historical Prices Of The Fund Should Not Be Taken As An Indication Of The Future Performance Of The Fund During The Term Of The Securities.
•	Changes That Affect A Fund Or Its Fund Underlying Index May Adversely Affect The Value Of The Securities And Any Payments On The Securities.
•	We, The Agents And Our Respective Affiliates Cannot Control Actions By Any Of The Unaffiliated Companies Whose Securities Are Included In The Fund Or Its Fund Underlying Index.
•
We And Our Affiliates And the Agents And Their Affiliates Have No Affiliation With Any Fund Sponsor Or Fund Underlying Index Sponsor And Have Not Independently Verified Their Public Disclosure Of Information.

•	An Investment Linked To The Shares Of A Fund Is Different From An Investment Linked To Its Fund Underlying Index.
•	There Are Management and Liquidity Risks Associated With A Fund.
•	Anti-dilution Adjustments Relating To The Shares Of A Fund Do Not Address Every Event That Could Affect Such Shares.
The Value Of The Fund May Be Influenced By Unpredictable Changes In The Markets And Economies Of The U.S.
The price of the Fund that attempts to track the performance of an index composed of U.S. Treasury bonds may be influenced by unpredictable changes, or expectations of changes, in the U.S. market. Changes in the U.S. government that may influence the value of the Fund include:
•	economic performance, including any financial or economic crises and changes in the gross domestic product, the principal sectors, inflation, employment and labor, and prevailing prices and wages;
•	the monetary system, including the monetary policy, the exchange rate policy, the economic and tax policies, banking regulation, credit allocation and exchange controls;
•	the external sector, including the amount and types of foreign trade, the geographic distribution of trade, the balance of payments, and reserves and exchange rates;
•
public finance, including the budget process, any entry into or termination of any economic or monetary agreement or union, the prevailing accounting methodology, the measures of fiscal balance, revenues and expenditures, and any government enterprise or privatization program; and

•	public debt, including external debt, debt service and the debt record.
These factors interrelate in complex ways, and the effect of one factor on the market value of the bonds underlying the Fund may offset or enhance the effect of another factor. Changes in the price of the Fund may adversely affect any payment on the securities.
The Fund Is Subject To Significant Risks, Including Interest Rate-Related And Credit-Related Risks.
The Fund invests in U.S. dollar-denominated fixed-income securities. The performance of the Fund that is measured for purposes of the securities will only reflect changes in the market prices of the bonds held by the Fund and will not reflect interest payments on these bonds. As a result, the performance of the Fund that is measured for purposes of the securities will be less, and perhaps significantly less, than the return that would be realized by a direct investor in the Fund or a direct investor in the bonds held by the Fund. The market prices of the bonds held by the Fund are volatile and significantly influenced by a number of factors, particularly the yields on these bonds as compared to current market interest rates and the actual or perceived credit quality of the issuers of these bonds.
In general, the value of bonds is significantly affected by changes in current market interest rates. As interest rates rise, the prices of bonds, including those held by the Fund, are likely to decrease. Securities with longer durations tend to be more sensitive to interest rate changes, usually making them more volatile than securities with shorter durations. The Fund holds U.S. Treasury securities with a remaining maturity of more than 20 years and as a result will be particularly sensitive to interest rate changes. As a result, rising interest rates may cause the value of the bonds held by the Fund and the value of the Fund to decline, possibly significantly.
Interest rates are subject to volatility due to a variety of factors, including:

Market Linked Securities—Leveraged Upside Participation and 1-to-1 Downside Exposure Principal at Risk Securities Linked to the iShares® 20+ Year Treasury Bond ETF due June 24, 2027
•	sentiment regarding underlying strength in the U.S. economy and global economies;
•	expectations regarding the level of price inflation;
•	sentiment regarding credit quality in the U.S. and global credit markets;
•	central bank policies regarding interest rates; and
•	the performance of U.S. and foreign capital markets.
The prices of the bonds held by the Fund are also significantly influenced by the creditworthiness of the issuer of the bonds (i.e., the U.S. government). The bonds held by the Fund may have their credit ratings downgraded or have their credit spreads widen significantly. Following a ratings downgrade or the widening of credit spreads, some or all of such bonds may suffer significant and rapid price declines. Any such decline may have a material adverse effect on the value of the Fund and the value of your securities.
Your Investment Is Subject To Concentration Risks.
The Fund invests in U.S. Treasury bonds that are all obligations of the United States. As a result, the Fund is concentrated in the performance of bonds issued by a single issuer that have the same general tenor and terms. Although your investment in the securities will not result in the ownership or other direct interest in the U.S. Treasury bonds held by the Fund, the return on your investment in the securities will be subject to certain risks similar to those associated with direct investment in a U.S. Treasury bonds. This increases the risk that any downgrade of the credit ratings of the U.S. government from its current ratings, any increase in risk perceived by the market that the U.S. Treasury may default on its obligations (whether for credit or legislative process reasons), any actual default by the U.S. Treasury on its obligations or any other market events that create a decrease in demand for U.S. Treasury bonds would significantly adversely affect the Fund and may adversely affect your return on the securities.
Risks Relating To Hedging Activities And Conflicts Of Interest
•	Trading And Business Activities By The Bank Or Its Affiliates May Adversely Affect The Market Value Of, And Any Amount Payable On, The Securities.
•	There Are Potential Conflicts Of Interest Between You And The Calculation Agent.
Risks Relating To Canadian And U.S. Federal Income Taxation
The Tax Consequences Of An Investment In The Securities Are Unclear.
Significant aspects of the U.S. federal income tax treatment of the securities are uncertain. You should read carefully the section entitled “Material U.S. Federal Income Tax Consequences” herein and in the product supplement. You should consult your tax advisors as to the tax consequences of your investment in the securities. An investment in the securities is not appropriate for non-U.S. holders, and we will not attempt to ascertain the tax consequences to non-U.S. holders of the purchase, ownership or disposition of the securities.
For a discussion of the Canadian federal income tax consequences of investing in the securities, please see the discussion in the product supplement under “Supplemental Discussion of Canadian Tax Consequences”. If you are not a Non-resident Holder (as that term is defined in the prospectus) for Canadian federal income tax purposes or if you acquire the securities in the secondary market, you should consult your tax advisors as to the consequences of acquiring, holding and disposing of the securities and receiving the payments that might be due under the securities.

Market Linked Securities—Leveraged Upside Participation and 1-to-1 Downside Exposure Principal at Risk Securities Linked to the iShares® 20+ Year Treasury Bond ETF due June 24, 2027
Hypothetical Examples and Returns
The payout profile, return table and examples below illustrate the maturity payment amount for a $1,000 face amount security on a hypothetical offering of securities under various scenarios, with the assumptions set forth in the table below. The terms used for purposes of these hypothetical examples do not represent the actual starting price. The hypothetical starting price of $100.00 has been chosen for illustrative purposes only and does not represent the actual starting price. The actual starting price were determined on the pricing date and are set forth under “Terms of the Securities” above. For historical data regarding the actual closing prices of the Fund, see the historical information set forth herein. The payout profile, return table and examples below assume that an investor purchases the securities for $1,000 per security. These examples are for purposes of illustration only and the values used in the examples may have been rounded for ease of analysis.
Upside Participation Rate:	150%
Hypothetical Starting Price:	$100.00

Hypothetical Payout Profile

80%
60%
40%
20%
0%
-20%
-40%
-60%
-80%
-100%
-100%
-80%
-60%
-40%
-20%
0%
20%
40%
60%
80%
150% of Fund return
1-for-1
downside
Security Return at Maturity
Fund Return at Maturity
Hypothetical Security Return
Hypothetical Fund Return

Market Linked Securities—Leveraged Upside Participation and 1-to-1 Downside Exposure Principal at Risk Securities Linked to the iShares® 20+ Year Treasury Bond ETF due June 24, 2027
Hypothetical Returns

Hypothetical ending price	Hypothetical fund return(1)	Maturity payment amount per security	Pre-tax total rate of return(2)
$200.00	100.00%	$2,500.00	150.00%
$175.00	75.00%	$2,125.00	112.50%
$150.00	50.00%	$1,750.00	75.00%
$140.00	40.00%	$1,600.00	60.00%
$130.00	30.00%	$1,450.00	45.00%
$120.00	20.00%	$1,300.00	30.00%
$110.00	10.00%	$1,150.00	15.00%
$105.00	5.00%	$1,075.00	7.50%
$100.00	0.00%	$1,000.00	0.00%
$95.00	-5.00%	$950.00	-5.00%
$90.00	-10.00%	$900.00	-10.00%
$80.00	-20.00%	$800.00	-20.00%
$70.00	-30.00%	$700.00	-30.00%
$60.00	-40.00%	$600.00	-40.00%
$50.00	-50.00%	$500.00	-50.00%
$25.00	-75.00%	$250.00	-75.00%
$0.00	-100.00%	$0.00	-100.00%
(1)	The fund return is equal to the percentage change from the starting price to the ending price (i.e., the ending price minus starting price, divided by starting price).
(2)	The hypothetical pre-tax total rate of return is the number, expressed as a percentage, that results from comparing the maturity payment amount per security to the face amount of $1,000.

Market Linked Securities—Leveraged Upside Participation and 1-to-1 Downside Exposure Principal at Risk Securities Linked to the iShares® 20+ Year Treasury Bond ETF due June 24, 2027
Hypothetical Examples
Example 1. Maturity payment amount is greater than the face amount
iShares® 20+ Year Treasury Bond ETF
Hypothetical starting price:	$100.00
Hypothetical ending price:	$110.00
Hypothetical fund return (ending price – starting price)/starting price:	10.00%
Because the hypothetical ending price is greater than the hypothetical starting price, the maturity payment amount per security would be equal to the face amount of $1,000 plus a positive return equal to:
$1,000 × fund return × upside participation rate
$1,000 × 10.00% × 150.00%
= $150.00
On the stated maturity date you would receive $1,150.00 per security.
Example 2. Maturity payment amount is less than the face amount:
iShares® 20+ Year Treasury Bond ETF
Hypothetical starting price:	$100.00
Hypothetical ending price:	$50.00
Hypothetical fund return (ending price – starting price)/starting price:	-50.00%
Because the hypothetical ending price is less than the hypothetical starting price, you would lose a portion of the face amount of your securities. In this case, you would receive the maturity payment amount equal to:
$1,000 + ($1,000 × fund return )
$1,000 + ($1,000 × -50.00%)
= $500.00
On the stated maturity date you would receive $500.00 per security.

Market Linked Securities—Leveraged Upside Participation and 1-to-1 Downside Exposure Principal at Risk Securities Linked to the iShares® 20+ Year Treasury Bond ETF due June 24, 2027
Information Regarding the Fund
All disclosures contained in this document regarding the Fund, including, without limitation, its make-up, method of calculation, and changes in any securities held by the Fund, have been derived from publicly available sources. The information reflects the policies of, and is subject to change by, Van Eck Associates Corporation (the “Investment Adviser”). The Investment Adviser, which owns the copyright and all other rights to the Fund, has no obligation to continue to publish, and may discontinue publication of, the Fund. None of the websites referenced in the Fund description below, or any materials included in those websites, are incorporated by reference into this document or any document incorporated herein by reference. We have not independently verified the accuracy or completeness of reports filed by an Investment Adviser with the SEC, information published by it on its website or in any other format, information about it obtained from any other source or the information provided below.
The graph below sets forth the information relating to the historical performance of the Fund. The graph below shows the daily historical closing prices of the Fund for the periods specified. We obtained the information regarding the historical performance of the Fund in the graph below from Bloomberg Professional® service (“Bloomberg”). The closing prices may be adjusted by Bloomberg for corporate actions such as stock splits, public offerings, mergers and acquisitions, spin-offs, delistings and bankruptcy.
We have not independently verified the accuracy or completeness of the information obtained from Bloomberg. The historical performance of the Fund should not be taken as an indication of its future performance, and no assurance can be given as to the ending price of the Fund. We cannot give you any assurance that the performance of the Fund will result in any positive return on your initial investment.
The Fund is registered under the Securities Act of 1933, the Investment Company Act of 1940, each as amended, and/or the Exchange Act. Companies with securities registered with the SEC are required to file financial and other information specified by the SEC periodically. Information filed by the Investment Adviser with the SEC can be reviewed electronically through a website maintained by the SEC. The address of the SEC’s website is http://www.sec.gov. Information filed with the SEC by the Fund can be located by reference to its SEC file number provided below.
The iShares® 20+ Year Treasury Bond ETF
We have derived all information contained herein regarding the iShares® 20+ Year Treasury Bond ETF (the “Fund”) and the Fund Underlying Index from publicly available information. Such information reflects the policies of, and is subject to changes by, BlackRock Fund Advisors (“BFA”), the investment adviser of the Fund and ICE Date Indices, LLC, the “Fund Underlying Index Sponsor”), respectively. We have not undertaken an independent review or due diligence of any publicly available information regarding the Fund or the Fund Underlying Index.
The Fund is one of the investment portfolios that constitute the iShares Trust. The Fund seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the Fund Underlying Index, which measures the performance of public fixed rate obligations of the U.S. Treasury that have a remaining maturity greater than or equal to twenty years and at least $300 million par amount outstanding (excluding zero-coupon STRIPS). The Fund Underlying Index is market capitalization-weighted based on amounts outstanding reduced by amounts held by the Federal Reserve’s System Open Market Account (“SOMA”) and does not include new issuances bought at auction by the Federal Reserve. The Fund Underlying Index is updated on the last calendar day of each month. Prior to March 31, 2016, the Fund tracked the Bloomberg Barclays U.S. 20+ Year Treasury Bond Index.
The Fund generally invests at least 80% of its assets in the Reference Asset Constituents and at least 90% of its assets in U.S. Treasury securities that the Investment Adviser believes will help the Fund track the Fund Underlying Index. The Fund may invest up to 10% of its assets in futures, options and swaps contracts that the Investment Adviser believes will help the Fund track the Fund Underlying Index, along with cash and cash equivalent investments associated with a derivative position.
Shares of the Fund are listed on the Nasdaq Global Market under ticker symbol “TLT.”
Information from outside sources including, but not limited to the prospectus related to the Fund and any other website referenced in this section, is not incorporated by reference in, and should not be considered part of, this document or any document incorporated herein by reference.
Information filed by the iShares Trust with the SEC, including the prospectus for the Fund, can be found by reference to its SEC file numbers: 333-92935 and 811-09729.

Market Linked Securities—Leveraged Upside Participation and 1-to-1 Downside Exposure Principal at Risk Securities Linked to the iShares® 20+ Year Treasury Bond ETF due June 24, 2027
Historical Information
We obtained the closing prices of the iShares® 20+ Year Treasury Bond ETF in the graph below from Bloomberg, without independent verification.
The following graph sets forth daily closing prices of the iShares® 20+ Year Treasury Bond ETF for the period from January 1, 2018 to December 20, 2023. The closing price on December 20, 2023 was $99.56. The historical performance of the iShares® 20+ Year Treasury Bond ETF should not be taken as an indication of the future performance of the iShares® 20+ Year Treasury Bond ETF, and no assurance can be given as to the closing price of the iShares® 20+ Year Treasury Bond ETF on any day during the term of the securities. We cannot give you any assurance that the performance of the iShares® 20+ Year Treasury Bond ETF will result in any positive return on your initial investment.

200
180
160
140
120
100
80
60
40
20
0
Jan-2018
Jan-2019
Jan-2020
Jan-2021
Jan-2022
Jan-2023

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS

Market Linked Securities—Leveraged Upside Participation and 1-to-1 Downside Exposure Principal at Risk Securities Linked to the iShares® 20+ Year Treasury Bond ETF due June 24, 2027
Material U.S. Federal Income Tax Consequences
You should carefully review the section entitled “Material U.S. Federal Income Tax Consequences” in the accompanying product supplement. The following discussion, when read in combination with that section, constitutes the full opinion of our special U.S. tax counsel, Fried, Frank, Harris, Shriver & Jacobson, LLP, regarding the material U.S. federal income tax consequences of owning and disposing of the securities.
Due to the absence of statutory provisions, regulations, published rulings or judicial decisions addressing the characterization for U.S. federal income tax purposes of securities with terms that are substantially the same as the securities, no assurance can be given that the IRS or a court will agree with the tax treatment described herein. Pursuant to the terms of the securities, the Bank and you agree, in the absence of a statutory or regulatory change or an administrative determination or judicial ruling to the contrary, to characterize the securities as prepaid derivative contracts that are “open transactions” with respect to the Fund. If the securities are so treated, upon the taxable disposition (including cash settlement) of your securities, you generally should recognize gain or loss equal to the difference between the amount realized on such taxable disposition and your tax basis in the securities. Subject to the discussion in the accompanying product supplement regarding Section 1260 of the Code, such gain or loss should be long-term capital gain or loss if you have held your securities for more than one year (otherwise, short-term capital gain or loss). The U.S. Treasury Department and the IRS have requested comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar financial instruments and have indicated that such transactions may be the subject of future regulations or other guidance.  In addition, members of Congress have proposed legislative changes to the tax treatment of derivative contracts. Any legislation, Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect.  You should consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the securities, including possible alternative tax treatments of the securities and potential changes in applicable law.
Based on certain factual representations received from us, our special U.S. tax counsel, Fried, Frank, Harris, Shriver & Jacobson LLP, is of the opinion that it would be reasonable to treat your securities in the manner described above. However, because there is no authority that specifically addresses the tax treatment of the securities, it is possible that your securities could alternatively be treated for tax purposes as a single contingent payment debt instrument, or pursuant to some other characterization (including possible treatment as a “constructive ownership transaction” under Section 1260 of the Code), such that the timing and character of your income from the securities could differ materially and adversely from the treatment described above, as described further under “Material U.S. Federal Income Tax Consequences – Alternative Treatments” in the product supplement.
The U.S. Treasury Department and the IRS have requested comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts”, such as the securities, and similar financial instruments and have indicated that such transactions may be the subject of future regulations or other guidance. In addition, members of Congress have proposed legislative changes to the tax treatment of derivative contracts. Any legislation, Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect. You should consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the securities, including possible alternative tax treatments of the securities and potential changes in applicable law.
An investment in the securities is not appropriate for non-U.S. holders because such an investment may result in significant adverse tax consequences. In particular, persons having withholding responsibility in respect of the securities may withhold on any coupon paid to you, generally at a rate of 30%, and to the extent that we have (or an affiliate of ours has) withholding responsibility in respect of the securities, we intend to so withhold. This discussion does not otherwise address the tax consequences to non-U.S. holders of the ownership or disposition of the securities.

Market Linked Securities—Leveraged Upside Participation and 1-to-1 Downside Exposure Principal at Risk Securities Linked to the iShares® 20+ Year Treasury Bond ETF due June 24, 2027
Validity of the Securities
In the opinion of Fried, Frank, Harris, Shriver & Jacobson LLP, as special products counsel to TD, when the securities offered by this pricing supplement have been executed and issued by TD and authenticated by the trustee pursuant to the indenture and delivered, paid for and sold as contemplated herein, the securities will be valid and binding obligations of TD, enforceable against TD in accordance with their terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium, receivership or other laws relating to or affecting creditors’ rights generally, and to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity). This opinion is given as of the date hereof and is limited to the laws of the State of New York. Insofar as this opinion involves matters governed by Canadian law, Fried, Frank, Harris, Shriver & Jacobson LLP has assumed, without independent inquiry or investigation, the validity of the matters opined on by McCarthy Tétrault LLP, Canadian legal counsel for TD, in its opinion expressed below. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the indenture and, with respect to the securities, authentication of the securities and the genuineness of signatures and certain factual matters, all as stated in the opinion of Fried, Frank, Harris, Shriver & Jacobson LLP dated March 4, 2022 filed as an exhibit to the current report on Form 6-K on March 4, 2022.
In the opinion of McCarthy Tétrault LLP, the issue and sale of the securities has been duly authorized by all necessary corporate action on the part of TD, and when this pricing supplement has been attached to, and duly notated on, the master note that represents the securities, the securities will have been validly executed and issued and, to the extent validity of the securities is a matter governed by the laws of the Province of Ontario, or the laws of Canada applicable therein, will be valid obligations of TD, subject to the following limitations: (i) the enforceability of the indenture is subject to bankruptcy, insolvency, reorganization, arrangement, winding up, moratorium and other similar laws of general application limiting the enforcement of creditors’ rights generally; (ii) the enforceability of the indenture is subject to general equitable principles, including the fact that the availability of equitable remedies, such as injunctive relief and specific performance, is in the discretion of a court; (iii) courts in Canada are precluded from giving a judgment in any currency other than the lawful money of Canada; and (iv) the enforceability of the Indenture will be subject to the limitations contained in the Limitations Act, 2002 (Ontario), and such counsel expresses no opinion as to whether a court may find any provision of the Indenture to be unenforceable as an attempt to vary or exclude a limitation period under that Act. This opinion is given as of the date hereof and is limited to the laws of the Province of Ontario and the federal laws of Canada applicable thereto. In addition, this opinion is subject to: (i) the assumption that the senior indenture has been duly authorized, executed and delivered by, and constitutes a valid and legally binding obligation of, the trustee, enforceable against the Trustee in accordance with its terms; and (ii) customary assumptions about the genuineness of signatures and certain factual matters all as stated in the letter of such counsel dated February 4, 2022, which has been filed as Exhibit 5.2 to the registration statement on Form F-3 filed by TD on February 4, 2022.